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                                                                      EXHIBIT 21



               Subsidiaries of Murdock Communications Corporation


      As of December 31, 1997, the subsidiaries of Murdock Communications Corporation were as follows:

Name                                                   Jurisdiction of Incorporation or Organization
----                                                   ---------------------------------------------
MCC Acquisition Corp.                                  Iowa
Priority International Communications Inc.             Texas
PIC Resources Corp.                                    Texas
ATN Communications Incorporated                        Delaware
Giude*Star, L.L.C. (1)                                 Iowa

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(1)  Murdock Communications Corporation has a 50% ownership interest in this limited liability company.